Exhibit 99.1

                  Green Bankshares Revises Estimated
                  Range for Fourth Quarter Earnings

    GREENEVILLE, Tenn.--(BUSINESS WIRE)--Dec. 19, 2007--Green
Bankshares, Inc. (NASDAQ: GRNB), today announced that it has revised its estimate for fourth quarter earnings and has withdrawn its full-year 2008 guidance due to credit quality concerns related to the deterioration in residential real estate loans primarily located in its urban markets.

    Because of deteriorating market conditions, the Company expects to increase its loan loss provision for the fourth quarter over previous expectations, commensurate with an anticipated increase in the reported level of non-performing loans at year-end. The Company estimates that by year's end, total non-performing loan levels could be in the range of $33 million to $35 million, or 1.42% to 1.50% of total loans.

    Also, to a lesser extent, three consecutive actions by the Federal Reserve Commission's Federal Open Market Committee to reduce market interest rates by 100 basis points will exert additional pressure on net interest margin for the fourth quarter compared with the third quarter of 2007, reducing net interest margin for the fourth quarter by an estimated 25 to 28 basis points from 4.22% in the third quarter of 2007.

    Based upon these identified issues, the Company now expects to report fourth quarter 2007 earnings in the range of $0.28 to $0.33 per diluted share compared with $0.52 per diluted share earned in the fourth quarter of 2006. For the full year 2007, the Company expects earnings to be in the range of $2.17 to $2.22 per diluted share, reflecting an anticipated modest increase over 2006.

    Green Bankshares plans to report its results for the fourth quarter and year ended December 31, 2007, on or about January 22, 2008.

    Certain matters discussed in this news release are not historical facts but are "forward-looking statements" within the meaning of and are furnished pursuant to the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Risks and uncertainties related to the Company's business are discussed in the Company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2006, and Quarterly Report on Form 10-Q for the quarter ended
September 30, 2007. The Company undertakes no obligation to update forward-looking statements.

    CONTACT: Green Bankshares, Inc.
             James E. Adams, 423-278-3050
             Executive Vice President and Chief Financial Officer